Franchise Contract

Franchisor： Harbin Municipal Urban Administrative Bureau
Address: No. 283 Yiman Street, Nangang District, Harbin
Representative:                     Title: Deputy Director
Authorized agent: Li Ma      Title: Division Chief

Franchisee: Harbin Yifeng Group Co.,Ltd.
Address: No. 19 Chengde Street, Daowai District, Harbin
Representative: Yun Wang          Title: CEO
Authorized agent: Shibin Jiang    Title:

Harbin Municipal Urban Administrative Bureau, the franchisor and Harbin Yifeng Group Co.,Ltd., the franchisee sign the contract on franchise right of Harbin Xiangyang MSW Landfill. The attachments are the indivisible part of the contract, have the same legal effect. (both parties have fully understood the attachments before the conclusion of the contract.)

Item 1 Franchise Project
Construction and operation right of Harbin Xiangyang MSW Landfill

Item 2 Location and Construction
The landfill, north to the Jinjia Village Xiangyang Town Xiangfang District Harbin, 14.5km from No.1 entrance of Hatory Highway, occupies not less than 40 hectares  (while the area should be decided by the actual measurement).

Item 3 Ownership of Land
Franchisor allocates the land of the landfill free of charge, and the franchisee only enjoys the right to use, but with no right to mortgage or transfer. Upon the expiration of the franchise contract, the franchisor shall freely take back the right of land use. The use of existing land to engage with the project unrelated to the landfill disposal should be agreed by the franchisor.

Item 4 Term
(A)           15-month construction period, as of the completion of dedication of land
(B)           Term: 17 years or landfill capacity has reached the designed capacity in 17 years. The operation period commence on the date of acceptance of the waste.

Item 5 Construction and Operating Funds
The franchisee full invests the landfill and set up an account jointly supervised by two parties. In the meanwhile, the franchisee should provide the credit certificate of project capital of 25 million. The amount and manner of investment: In light of the preliminarily designed outline, the total investment for the project is initially estimated as about 160 million (subject to the approval of extended preliminary design), among which the investment of the franchisee represents about 120 million (subject to the approval of extended preliminary design). The franchisee’s eventual investment shall reach the level of the above amount (calculated by the standard of static value in 2003 financial year) to ensure that all individual projects meet the design requirements.

The expenses of engineering design and supervision are paid by the franchisee to the franchiser according to the standard of extended preliminary design when sign the contract after winning the bid. It adopts the cash investment.

Item 6 Performance Guarantee
When sign the contract, the franchisee should provide the bank guarantee in which the amount represents 30% of the total investment, and also the annual inspection of registered capital certificate issued by the industry and business section, as well as financial report audited by the accounting firms. The bank guarantee can be withdrew when the project’s construction and investment funds up to 30% of the total investment.

Item 7Asset Management System

(A) The franchisee provides the assets, liabilities, income and other relevant reports every month, and ensures their accuracy and authenticity. The franchisor establishes the cost information databases to form an effective restraint mechanism of controlling the cost.
(B) In case of doubt about the financial report the franchisee provides, the franchisor has the right to review the relevant material.
(C) All the assets can’t be sold or mortgaged in the course of franchising.

Item 8 Income from Operation, Ownership of the Assets upon Expiration of the Franchise Contract
In the course of franchising, the income from operation is owned by the franchisee; upon expiration of the franchise contract, the franchisee pledges that all the assets (including tangible and intangible assets) generated from the franchise project shall be transferred to the franchisor in their integrity and free of charge; and also ensures that all the assets are not in connection with mortgage guarantee which would influence the integrity of property right.

Item 9 Technology Standards for Franchise Project (omitted)

Item 10 Subsidy Standards for Waste Disposal
A、The franchisor shall monthly pay waste disposal fee of 42 RMB per ton to the franchisee in accordance with the required standards.
B、The franchisee shall provide a monthly list of waste disposal expenses for the franchisor.
C、In case of price adjustment and standard adjustment by the nation and Harbin Environment Protect Bureau, the waste disposal compensation will be adjusted in accordance with hearing procedure. Before adjustment, the franchisee should perform in light of the original standards.

Item11 Rights and Duties of Both Parties during the Construction Period

(A)	Rights and obligations of both parties during the construction period

1 Rights and obligations of the franchisor

(1) Be responsible for the supervision in the course of construction
(2) Be responsible for the early-stage preparation of project, including some approval and coordination work such as project feasibility studies, environmental assessment, extended preliminary design and land planning.
(3) Be responsible for handling land acquisition procedures, and providing the land use right for the franchisee.
(4) Be responsible for water supply and temporary power in construction site; and also the external-line for permanent use of electricity and road construction outside the factory.
2	Rights and obligations of the franchisee

(1) Be responsible for investment and construction of waste disposal project and guarantee the achievement of disposal capacity of 1,200 tons per day.
(2) All the projects must meet the construction regulations and standard for quality inspection and assessment required by the state and Harbin.

(3) After winning the bid, the conclusion of the contract, and the completion of the dedication of land, complete the first phase construction in 12 months and meet the acceptance standard. In case of irresistible natural disasters, geological data not in conformity with the actual situation, the extension of time for completion can be permitted (mutually agreed upon by the Parties).(4) Be responsible for constituting three-level quality guaranteeing system to ensure excellent project quality
(5) The supervisory units determine that the tender documents prepared by the franchisee in the way of bidding. The construction unit is authorized by the franchisee in accordance with relevant regulations.(6) To ensure quality of the project, the purchase of engineering equipment and materials must be in the way of bidding. (except for patented products).(7) Within two weeks after acceptance of project, deliver engineering technology materials, construction completion check and acceptance and property list to the franchisor as record filing with six copies.

(B)	Rights and duties of both parties during the operations management period

1 Rights and obligations of the franchisor

(1) Be responsible for supervision and management in the course of operational management.
(2) Guarantee franchise right of the franchisee in the course of franchising. (3)After the completion of landfill project and put into operation, the franchisor shall pay compensation to the franchisee in accordance with the capacity of disposal, that is, payment is due on the 10th of the month by the standard that the disposal capacity of 800 ton per day (less than 800 ton per day, pay the compensation in light of the same standard). The franchisor should settle the compensation of the last month before 10th of the month.
(4) Be responsible for the rated capacity of waste shipped to the landfill, and to ensure that average waste volume not less than 800 tons per day.
(5) During operation, in case of standard adjustment by the nation and Harbin Environment Protect Bureau, be responsible to supervise the franchisee to perform according to the standards, and adjust the waste disposal compensation in light of hearing procedure.
(6) Upon expiration of the franchise contract, to accept the property and management rights free of charge.

2	Rights and obligations of the franchisee
(1)	Within one month before the operation of the landfill, to provide the technology operation management manual.
(2) Be responsible for operations management and maintenance of the landfill, and accept supervision and inspection of the franchisor.

(3) Be responsible for the maintenance of housing, construction (structure) building materials, equipment to ensure their normal functions.
(4) Be responsible for receiving all the solid waste shipped by the franchisor, in the case of accepting the waste shipped by the non-franchisor, should with the consent of the franchisor, and ensure normal operation of waste disposal continuously throughout the year.
(5) Be responsible for the timely report to the franchisor about the operation and management of the landfill. The report of waste volume should be provided daily, monthly and annually. To provide monthly and annual reports of operation including personnel and equipment; facilities and equipment maintenance; water, electricity, oil and material consumption; the waste volume; landfill operations; landfill gas collection and processing; production and handling of leachate; environmental protection situation; environmental monitoring conditions and other matters.
(6) To request for the waste volume and compensation of last month on the 5th of the month for the franchisor to review.
(7) During cooperation period, to ensure the waste disposal standards timely amended according to the national standard to guarantee the indicators meet the standards of the state and Harbin municipal environmental protection, and to deliver the cost variance due to the amendment of standards to the franchisor. Price adjustment shall be put forward according to hearing procedures.
(8) To undertake all the responsibility and compensation for consequential economic losses, due to failure to operate according to "Technical Code For Municipal Solid Waste Sanitary Landfill ", which cause damage to environment and other losses. To bear the responsibility for the compensation and disputes caused by improper construction and operation.
(9) Upon expiration of the franchise contract, to transfer the property and management rights to the franchisor free of charge.

Item 12 Termination and Change of Franchise Right
1 Where in the course of franchising, if there is necessity to alter the contents of the contract, the two parties of the contract shall sign a supplementary agreement on the basis of negotiation together.
2 Where the franchisee has any of the following acts in the course of franchising, the franchisor approved by the Harbin Municipal Government shall terminate the franchising agreement according to law. The rights and obligations of both parties shall be implemented according to the contract until it expires ;(1)Failure to perform the contract according to the requirements; waste disposal capacity do not meet the relevant standards and norms, not to rectify and improve within a definite time
(2)Without the approval of the government and the franchisor, transfer or change franchise right without authorization
(3) Without the approval of the government and the franchisor, shut down or go out of business without permission,

3 Where the franchise right is altered or terminated, the franchisee shall manage to deal with the assets treatment and personnel placement to ensure the continuity of service.
4 As the particularity of the landfill operation, whatever causes termination of the contract, the franchisor has the right to timely access to landfill sites and use all the facilities and equipment to maintain the normal operation of the landfill. The franchisee shall work with the franchisor and the staff shall be subject to work transfer.

Item 13 Supervision Mechanisms
Harbin Municipal Urban Administrative Bureau, as the representative of Harbin Municipal Government, is responsible for the authorization of franchise right and entrust Harbin Environmental Sanitation Administrative Office to implement supervision and perform the relevant rights and undertake responsibilities.

1 Monitoring market behavior of the franchisee during operation period, the quality and quantity of waste disposal, and the performance of the contract
2 Punishing failure to perform the contract according to the requirements, the quality of waste disposal does not meet relevant standards and norms
3 The quality check measured by monthly hundred-mark system on the operation of landfill, the detailed measures see attachment 1

Item 14 Liabilities for Breach of Contracts
1 Unable to provide the condition for the project within the specified time resulted in the delay of the project and the extension of time for completion
2 After winning the bid, the conclusion of the contract, and the completion of the dedication of land, the franchisee still can’t start operation within one month so that the termination of the contract (except for the reasons of the approval procedures of construction and unfinished construction design)
3 The franchisee fails to perform the contract during the construction period, such as delay of duration, non-completion and so on, which results in the delay of construction project. Every day of delay, the franchisee shall compensate two ten thousandth of the investment of the phased project for the franchisor.
4 During the operation period, if the franchisee fails to timely process the waste according to the daily processing capacity, shall assume the liabilities. The franchisor shall deduct the fee by the untreated waste.
5 During the operation period, there is a problem caused by the franchisee that the environment indicators are not up to the standard, shall rectify and improve according to the requirements of relevant departments of the state and accept the consequences.
6 After the conclusion of the contract, either party terminate the contract without the consent of the other party is deemed to breach the contract and shall compensate all the economic losses and undertake 10% of the performance bonds of the other party as penalty for breach.

7 Upon the expiration of the franchise contract, if the assets transferred by the franchisee to the franchisor are not in accordance with the regulations in Article 8, the franchisee shall assume liabilities for compensation.
8 A party who is unable to perform a contract due to force majeure is exempted from liabilities for breach.
Should the articles stipulated in this Contract be in conflict with the provisions specified by the state, the state-specified provisions should be taken as valid and binding. Pending issues are through mutual consultation.
Upon the expiration of the franchise contract, this contract shall be terminated and cease to be in force naturally.

Supplement
1 Supervision and Inspection Scheme of Quality and Quantity in Harbin Xiangyang MSW landfill
2 Technology Operation Management Manual of Harbin Xiangyang MSW landfill
3 Technical Code for Sanitary Landfill of Municipal Solid Waste
4 Construction Standard for Municipal Solid Waste Sanitary Landfill Engineering Project
5 Technology Standard for Environment Monitoring on Solid Waste Landfill